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EXHIBIT 21


                              SUBSIDIARIES OF ILTS



1.   ILTS AUSTRALIA, PTY. LTD.

     Suite 1a, Level 2
     802 Pacific Highway
     Gordon New South Wales 2072
     Australia


2.   ILTS UK LIMITED

     16 Kidmore Road
     Caversham Heights
     Reading  RG4 7LU
     Great Britain